Exhibit 10.1

EMPLOYMENT AGREEMENT

The Employment Agreement (the “Agreement”) is made and entered into effective as of April 25, 2023 (the “Effective Date”) by and between Fresh Vine Wine, Inc., a Nevada corporation (the “Company”), and Roger Cockroft (“Employee”) (the Company and Employee are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS, the Company desires to employ or retain Employee in accordance with the terms and conditions of this Agreement; and wishes to obtain reasonable protection against unfair solicitation of the Company’s customers and employees by Employee during and following termination of employment and to protect itself against unfair competition and the use of its confidential business and technical information.

WHEREAS, Employee wishes to provide services to the Company in exchange for compensation and is willing to grant the Company the benefits of the various covenants contained herein.

Now, Therefore, in consideration of the foregoing facts, the mutual covenants set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Employee in the position of Chief Executive Officer, and Employee hereby accepts such employment, subject to all of the terms and conditions of this Agreement. During the term of Employee’s employment pursuant to this Agreement, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full business and professional time, energy, knowledge, skill and diligence to the performance of his duties. Employee shall perform such services and duties in connection with the business and affairs of the Company as are customarily incident to Employee’s position and as may reasonably be assigned or delegated to Employee by the Company’s Board of Directors (the “Board”). Employee shall perform such duties under the direction of, and shall report to, the Board, and shall comply with the Company’s reasonable policies and procedures. The duties to be performed by Employee hereunder shall be performed primarily at offices of the Company established from time to time, subject to reasonable travel requirements on behalf of the Company, or such other place as the Company may reasonably designate. Notwithstanding Employee’s obligation to devote his full business and professional time, energy, knowledge, skill and diligence to the performance of his duties with the Company, with the prior written approval of the Board, Employee may serve as an independent board member of one or more public or private entities; provided that such service does not violate the restrictive covenants set forth in Section 7 of this Agreement, such entities are not competitive with the Company, and that such service does not interfere with Employee’s duties with the Company.

2. Term of Employment. The Company and Employee agree that this Agreement, and Employee’s employment with the Company hereunder, shall commence on the Effective Date, is for an indefinite term and will continue until terminated pursuant to Section 6 (the “Employment Period”). Nothing in this Agreement modifies or is intended to modify the at-will employment relationship between Employee and the Company. Only a written agreement signed by Employee and a manager or officer on behalf of the Company may modify the at-will employment relationship between the Company and Employee.

3. Salary and Benefits.

(a) Salary. During the Employment Period, the Company will pay Employee an annualized base salary (the “Salary”) of Four Hundred Fifty Thousand Dollars ($450,000) (gross), less applicable income taxes and other legally required withholding and any legally permitted deductions that Employee voluntarily authorizes in writing. During the first 12 months of the Employment Period, fifty percent (50%) of the Salary, or $225,000, will be paid in cash and shall be payable in installments in accordance with the Company’s regular payroll practices. In lieu of cash Salary in the amount of the remaining $225,000, the Company shall grant Employee an inducement award of Restricted Stock pursuant to Section 3(c)(i) below. The Company will review Employee’s Salary no less than annually and may, in its sole discretion, adjust the Salary upon such review; provided, however, that the Company may not reduce Employee’s Salary during the Employment Period to less than Four Hundred Fifty Thousand Dollars ($450,000) without Employee’s consent. After the first 12 months of the Employment Period, the Company and Employee will review the portion of the Salary that is payable in cash and the portion that is payable in shares of restricted stock in lieu thereof and may mutually agree to adjust such proportions.

(b) Performance Bonus. During the Employment Period, Employee will be eligible to receive annual performance-based incentive compensation in the form of a bonus (a “Bonus”) which would be in addition to Salary, based on Employee’s performance as determined by the Board (or a compensation committee thereof) for each calendar year during the Employment Period, commencing in 2024. The target amount of the Bonus shall be equal to fifty percent (50%) of Employee’s Salary (pro-rated for partial years in which Bonus is earned), with the amount of the actual Bonus payable for each year determined by the Board (or a compensation committee thereof) in its discretion based on Employee’s satisfaction of performance objectives to be determined by the Board (or a compensation committee thereof) and communicated to Employee. Achievement of performance objectives for each year shall be determined by the Board (or compensation committee thereof) upon the filing of the Company’s Annual Report on Form 10-K for the applicable performance year (the “Vesting Date”); and the Bonus, if earned, will be paid in a lump sum promptly following such determination, provided that the Employee remains employed by the Company on such date. The Bonus will be paid in a combination of cash and shares of common stock issued out of the Company’s 2021 Equity Incentive Plan (the “Equity Incentive Plan”) valued at the closing price of the Company’s common stock on the Vesting Date. Unless otherwise mutually agreed by the Company and Employee, the cash portion of the Bonus will be in an amount equal to the minimum amount of federal and state income withholding taxes required to be collected as a result of payment of the entire Bonus. To the extent that there are not sufficient available shares reserved for issuance under the Equity Incentive Plan (or successor plans) to support Bonus payments otherwise payable in stock, the Company will pay such Bonus payments in cash. At the sole discretion of the Board, Employee may receive additional bonuses (each, a “Discretionary Bonus”) based upon his performance on behalf of the Company and/or the Company’s performance. Discretionary Bonus, if any, shall be payable either as a lump-sum payment or in installments, in such amounts, in such manner and at such times as may be determined by the Board in its sole discretion.

(c) Equity Inducement Awards. On the Effective Date, the Company will grant to Employee the following equity incentive awards as inducements material to Employee entering into employment with the Company:

(i) Restricted Stock Award. The Company will grant to Employee a number of shares of restricted stock (“Restricted Stock”) having a fair market value equal to $225,000 (with fair market value based on the most recent closing price of the Company’s common stock on the grant date), which Restricted Stock shall be subject to transfer and forfeiture restrictions that will be scheduled to lapse in four installments as nearly equal in amount as possible on the three, six, nine and twelve month anniversaries of the grant date, subject to Employee’s continued employment with the Company. Employee may elect to satisfy his obligation to pay to the Company federal and state income withholding taxes required to be collected as a result of the lapse of restrictions by electing to forfeit and have the Company withhold shares having a value equal to such withholding tax amount. The Restricted Stock will be granted separately from the Equity Incentive Plan, but will be subject to the terms contained in the Equity Incentive Plan, except as otherwise provided for in a restricted stock agreement that will incorporate the Restricted Stock-related provisions contained in this clause, which agreement shall be entered into by Employee as a condition to the grant.

(ii) The Company will grant to Employee an inducement stock option (the “Stock Option”) to purchase One Million (1,000,000) shares of the Company’s common stock at a per share exercise price equal to the greater of $1.00 or the fair market value of the Company’s common stock on the Effective Date (with fair market value based on the most recent closing price of the Company’s common stock on the grant date). Subject to Employee’s continued employment with the Company, the Stock Option will vest with respect to 250,000 shares of common stock on the one-year anniversary of the grant date and, thereafter, will vest in 36 monthly installments as nearly equal in amount as possible (approximately 20,883 shares) commencing on the 13th month anniversary of the grant date and continuing on each one month anniversary thereafter. The Stock Option will be granted separately from the Equity Incentive Plan, but will be subject to the terms contained in the Equity Incentive Plan, except as otherwise provided for in a stock option agreement that will incorporate the Stock Option-related provisions contained in this clause, which agreement shall be entered into by Employee as a condition to the grant.

(iii) The Company will grant to Employee an equity incentive award in the form of restricted stock units (“RSUs”). The RSUs will have a target payout amount equal to 50% of Employee’s Salary (for clarity, 50% is equal to $225,000), but prorated for the partial 2023 year during which Employee is employed by the Company. The amount of the RSU award actually payable will be determined by the Board (or a compensation committee thereof) in its discretion based on Employee’s satisfaction of 2023 performance objectives to be determined by the Board (or a compensation committee thereof) and communicated to Employee. Achievement of performance objectives shall be determined by the Board (or compensation committee thereof) upon the filing of the Company’s Annual Report on Form 10-K for the 2023 fiscal year, and the RSUs, if and to the extent earned, will be paid in a lump sum promptly following such determination, provided that the Employee remains employed by the Company on such date. The RSUs will be settled in shares of the Company’s common stock valued at the most recent closing price of the Company’s common stock on the payment date; provided, however, that Employee shall be entitled to satisfy his obligation to pay to the Company federal and state income withholding taxes required to be collected as a result of settlement of the entire RSU award by electing to have the Company withhold shares having a value equal to such withholding tax amount. The RSUs will be granted separately from the Equity Incentive Plan, but will be subject to the terms contained in the Equity Incentive Plan, except as otherwise provided for in a restricted stock unit agreement that will incorporate the RSU-related provisions contained in this clause, which agreement shall be entered into by Employee as a condition to the grant.

The grant of Restricted Stock, the Stock Option and the Restricted Stock Units will be granted to Employee as inducements material to Employee entering into employment with the Company pursuant to Section 711(a) of the NYSE American LLC Company Guide, each of which shall be approved by the Company's independent compensation committee or a majority of the Company's independent directors.

(d) Employee Benefits. Employee shall be entitled to the usual and customary benefits and perquisites which the Company generally provides to its full-time employees under its applicable plans and policies. Employee shall accrue standard paid vacation during the Employment Period in accordance with the Company’s policies in effect from time to time.

(e) Expenses. The Company shall reimburse Employee for the reasonable and necessary expenses incurred in connection with the performance of his duties in accordance with the written policies and procedures of the Company governing such expenses, upon presentation of appropriate vouchers for said expenses.

(f) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to Employee under this Agreement. To the extent that the vesting or receipt of shares of common stock, including without limitation in connection with any vesting of Restricted Stock or payment by the Company of Bonus or settlement of RSUs in the form of shares of common stock, results in income to Employee for federal or state income tax purposes, Employee shall pay the applicable withholding tax to the Company. Employee acknowledges and agrees that the Company shall have the right to collect such amounts from Employee as a condition to the issuance of such shares. Except as otherwise provided herein, only if and to the extent permitted by the Board (or a compensation committee thereof) in its sole discretion, Employee may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the shares of common stock otherwise issuable to Employee, shares of common stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction. The Board (or a compensation committee thereof) may disapprove of any Election.

4. Reserved.

5. Representations and Warranties by Employee. Employee hereby represents and warrants to the Company that neither the execution or delivery of this Agreement nor the performance by Employee of Employee’s duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which Employee is bound.

6. Termination of Employment.

(a) Employee and the Company agree that Employee’s employment is at-will and that either Employee or the Company may terminate Employee’s employment, at any time, with or without any cause, with no prior notice. In the event of any termination of Employee’s employment, the Company shall pay Employee (i) any unpaid Salary accrued prior to the termination on the Company’s next regular payday, and (ii) any unpaid Bonus amounts earned for the year prior to the year in which termination of employment occurs. The Company shall also reimburse Employee in accordance with and subject to the requirements of the Company’s expense reimbursement practices for any reasonable and necessary business expenses incurred by Employee on behalf of the Company on or before the date on which his employment terminates, and reported and properly documented on expense reports.

(b) Notwithstanding the at-will employment relationship, if (i) Employee’s employment under this Agreement is terminated by the Company for a reason other than (A) for “Cause” (as defined below), or (B) as a result of Employee’s death or “disability” (as defined below), or (ii) Employee voluntarily terminates his employment with the Company for “Good Reason” (as defined below), then, subject to Employee continuing to fulfill his obligations hereunder that survive such termination, or under any other confidentiality, non-solicitation and/or non-competition agreement with the Company to which Employee is or may become a party, Employee shall be entitled to receive continued Salary payments specified in Section 3(a) for no less than six (6) months following termination of employment (the “Severance Period”), which shall be paid pro-rata over the Severance Period (the “Severance Benefits”). If Employee is eligible for and elects to continue group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), Employee may do so at Employee’s expense. In order to resign for Good Reason, (i) Employee shall give the Company a written notice providing reasonable notice and detail of the alleged Good Reason within sixty (60) days following the initial existence of the condition that constitutes the alleged Good Reason, (ii) the Company shall have thirty (30) days following such notice to cure such Good Reason, and (iii) such resignation actually occurs within two (2) years following the initial existence of the condition that constitutes Good Reason.

(c) Unless the agreement governing the grant of an equity award specifically provides otherwise, upon the occurrence of the Change in Control (as defined below) (x) the restrictions on any and all shares of restricted stock awards shall lapse immediately, (y) any and all outstanding unvested stock options, restricted stock units, stock appreciation rights and other equity based awards granted to Employee under any Company equity incentive plan that are subject to vesting requirements shall immediately become exercisable in full, and (z) any and all performance units and other performance-based equity incentives shall be deemed earned at 100% of the target level thereof. For purposes of this Agreement, “Change in Control” means (i) the acquisition, directly or indirectly, following the date hereof by any person (as such term is defined in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), in one transaction or a series of related transactions, of securities of the Company representing in excess of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities if such person (or his, her or its affiliate(s)) does not own in excess of 50% of such voting power on the date of this Agreement, or (ii) the future disposition by the Company (whether direct or indirect, by sale of assets or stock, merger, consolidation or otherwise) of all or substantially all of its assets in one transaction or series of related transactions (in each case other than (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) financing activities in the ordinary course in which the Company sells its equity securities, or (iii) a transfer to a person or entity that, immediately after the transfer, is or is controlled by a person or entity that controlled the Company before the transfer, within the meaning of Section 1.409A-3(i)(5)(vii)(B) of the Treasury regulations promulgated under Section 409A (as hereinafter defined).

(d) Notwithstanding the foregoing, Employee will only be entitled to the Severance Benefits if (i) Employee has executed and delivered to the Company, within thirty (30) days after the effective date of termination, a written general release, in a reasonable and customary form (the “Release”), pursuant to which Employee releases the Company, to the maximum extent permitted by law, from any and all claims she may have against the Company that relate to or arise out of Employee’s employment or termination of employment, except for claims arising under the Release, and (ii) does not rescind or revoke such Release within any applicable rescission or revocation period. Employee shall forfeit all rights to the Severance Benefits unless such Release is timely signed and delivered within the thirty (30) period set forth above, or if Employee rescinds or revokes the Release (or any portion thereof) within any applicable rescission or revocation period.

(e) The Severance Benefits shall begin to be paid to Employee on the first payroll date after the expiration of the rescission period applicable to the Release (the expiration of such period being referred to as the “Severance Effectiveness Date”); provided, however, that if the period between the effective date of Employee’s termination and the latest possible Severance Effectiveness Date (which assumes that Employee executes and delivers the Release to the Company on the 30th day after the effective date of such termination) spans parts of two calendar years, the Severance Benefits shall not commence in the earlier of those years. Any Severance Benefits that would otherwise have been payable in respect of periods prior to the first payroll date after the Severance Effectiveness Date will be delayed until the Company’s first regular payroll date after the Severance Effectiveness Date and included with the installment payable on such payroll date.

(f) For purposes of this Agreement, the following events will constitute “Cause”:

(i) Employee’s conviction or plea relative to a crime that constitutes a felony (whether or not such conviction is pending appeal);

(ii) Employee’s fraudulent conduct or misappropriation by Employee against the Company (including without limitation theft or embezzlement of Company property) or other dishonest act of a reasonably serious nature with respect to the Company or its affairs;

(iii) Employee’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance, which intoxication, use or abuse adversely affects his ability to perform his duties of employment;

(iv) Any act or omission by Employee which is injurious in any material respect to the financial condition or business reputation of the Company and which resulted from Employee’s inexcusable misconduct or inexcusable neglect, provided that Employee has been given ten (10) days’ prior written notice identifying such alleged act or omission and the resulting injury, and, if such injury is capable of being cured, Employee fails to cure such failure within ten (10) days after receipt of such written notice;

(v) Employee’s breach of any confidentiality, non-solicitation and/or non-competition agreement with the Company to which Employee is a party;

(vi) Employee’s violation of a written Company policy that adversely effects the Company in any material respect, provided that Employee has been given ten (10) days’ prior written notice identifying such violation and the resulting adverse effect, and, if such adverse effect is capable of being cured, Employee fails to cure such adverse effect within ten (10) days after receipt of such written notice; or

(vii) Employee’s continued, repeated or willful failure to perform his reasonable employment duties or comply with reasonable written directives from Company management, provided that Employee has been given ten (10) days’ prior written notice specifying the event(s) giving rise to such failure, and, if such failure is capable of being cured, Employee fails to cure such failure within ten (10) days after receipt of such written notice.

(g) For purposes of this Agreement, “Good Reason” means:

(i)   a breach of this Agreement by the Company which breach, where curable, has not been cured within thirty (30) days after written notice to the Company setting forth the particulars of such alleged breach;

(ii) a reduction in Employee’s Salary below the applicable amount set forth in Section 3(a) in violation of such Section; or

(iii) assignment to Employee of duties inconsistent with Employee’s position, or a diminution in Employee’s authority, responsibility, status, title, or offices;

provided, however, that no act shall constitute Good Reason unless Employee has provided notice of such Good Reason to the Company pursuant to Section 6(b)(ii) within sixty (60) days following the initial existence of the condition that constitutes Good Reason and the Company has failed to cure such Good Reason within thirty (30) days following the Company’s receipt of such notice.

(h) For purposes of this Agreement, “disability” means a determination by the Board that Employee is unable to perform the essential functions of his employment under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation for a period aggregating to 90 days in any 12-month period. Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding. For clarity, the essential function of Employee’s employment specifically include, but are not limited to, Employee’s consistent performance of his obligations under Section 1 of this Agreement.

(i)   Section 280G. If any payment or benefit that Employee may receive following a change of control of the Company, Employee’s termination of employment, or otherwise, whether or not payable or provided under this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding equity awards; and reduction of employee benefits. In the event that acceleration of vesting of outstanding equity awards is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of Employee’s outstanding equity awards. All calculations and determinations made pursuant this Section 6(i) will be made by an independent accounting or consulting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Employee for all purposes. For purposes of making the calculations and determinations required by the Section 6(i), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G of the Code and Section 4999 of the Code.

(j)   Resignation from Board of Directors. If, at the time Employee’s employment with the Company terminates for any reason other than his death, Employee is a director of the Company serving on the Board or serving as a director of any Company subsidiary or affiliate, Employee will, if requested by the Company, immediately resign as a director of the Company and any such subsidiaries and affiliates. If such resignation is not received when so requested, Employee agrees that this Section 6(j) shall automatically and without further action serve as Employee’s voluntary and irrevocable resignation from such positions.

7. Confidential Information.

(a) During the course of Employee’s employment with the Company, Employee has learned and will continue to learn of Confidential Information (as defined below), and has developed and will continue to develop Confidential Information on behalf of the Company and its Affiliates. Employee agrees that she will not use or disclose to any third party (except as required by applicable law or for the proper performance of Employee’s regular duties and responsibilities for the Company) any Confidential Information obtained by Employee incident to his employment or any other association with the Company or any of its affiliates. Employee agrees that this restriction will continue to apply after Employee’s employment terminates, regardless of the reason for such termination. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity and (ii) Employee will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, Employee may be held liable if she unlawfully accesses trade secrets by unauthorized means.

(b) All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or its affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Employee, shall be the sole and exclusive property of the Company. Employee agrees to safeguard all Documents and to surrender to the Company, at the time Employee’s employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in Employee’s possession or control. Employee also agrees to disclose to the Company, at the time Employee’s employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which Employee has password-protected on any computer equipment, network or system of the Company or its affiliates.

(c) For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or its affiliates from any third party with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information: (i) that enters the public domain, other than through the Employee’s breach of his obligations under this Agreement or any other agreement between Employee and the Company or its affiliates; (ii) of which Employee was in possession on a non-confidential basis prior to disclosure during employment; (iii) that is rightfully received on a non-confidential basis from a third party that is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Company; (iv) that has been approved for release by authorization of the Company; or (v) that Employee can demonstrate is independently developed by the Employee without reference to Confidential Information.

8. Restricted Activities.

(a) While employed by the Company and for a period of one (1) year from and after the date on which Employee’s employment with the Company is terminated for any reason (the “Restricted Period”), unless Employee receives the Company’s prior written approval, Employee will not, directly or indirectly, whether for his own benefit or that of any other individual, partnership, firm, corporation, or other business organization, engage in any of the following actions (the “Restricted Activities”):

(i)   induce, solicit, or attempt to induce or solicit any customer, supplier or other business relation of the Company to (i) cease doing business with the Company, or (ii) do business with any competitor of the Company; or

(ii) interfere with the relationship of the Company with any person who is employed by or otherwise engaged to perform services for the Company (including, but not limited to, any consultant or independent sales representatives or organizations), whether for Employee’s own account or for the account of any other individual(s) or entity.

The foregoing covenant shall cover Employee’s activities in the United States and in any other country or U.S. territory in which the Company does business during the Employment Term.

If Employee violates any of the restrictive covenants in this Section 8, the Restricted Period shall be extended for an additional period equal to the duration of the period of such violation.

(b) Employee agrees not to make negative comments or otherwise disparage the Company or its affiliates or its or their officers, directors, employees, shareholders, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including depositions in connection with such proceedings).

9. Intellectual Property.

(a) Employee shall promptly and fully disclose all Intellectual Property to the Company. Employee hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Employee agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Employee will not charge the Company or any of its affiliates for time spent in complying with these obligations. All copyrightable works that Employee creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(b) For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Employee (whether alone or with others, whether or not during normal business hours or on or off the premises of the Company or any of its affiliates) during the Employee’s employment that relate either to the business of the Company or its affiliates or to any prospective activity of the Company or its affiliates or that result from any work performed by Employee for the Company or its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or its affiliates.

(c) Notwithstanding the foregoing, and pursuant to Minn. Stat. Section 181.78, the Company hereby notifies Employee that Intellectual Property does not include an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (a) which does not relate (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Employee for the Company.

10. Recoupment. Employee agrees to reimburse the Company for all or a portion, as determined below, of any bonus or incentive or equity-based compensation paid, awarded or vested to Employee by the Company (an “Award”), if the Board determines that (a) the payment, award or vesting was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement, and (b) Employee engaged in fraud or misconduct that caused, in whole or in part, the need for the material financial restatement, and (c) a lower payment, award or vesting would have occurred based upon the restated financial results. In such event, Employee agrees to reimburse (in the manner determined by the Board, including cancellation of options or other stock awards) any Award previously paid, awarded or vested in the amount by which such Award exceeds the lower Award that would have occurred based upon the restated financial result; provided that no reimbursement shall be required if the payment, award or vesting otherwise subject to reimbursement hereunder occurred more than three (3) years prior to the date the applicable reinstatement is disclosed. In addition, any Award or other compensation, payable to Employee pursuant to this Agreement or any other agreement, plan or arrangement of the Company shall be subject to repayment or recoupment (clawback) by the Company to the extent applicable under Section 304 of the Sarbanes-Oxley Act of 2002 (and not otherwise exempted) and in accordance with such policies and procedures as the Board or a committee thereof) may adopt from time to time, including to implement applicable law (including Section 954 of the Dodd-Frank Act of 2010), stock market or exchange rules and regulations or accounting or tax rules and regulations.

11. Miscellaneous.

(a) Amendment. This Agreement may be amended only in a writing signed by both Parties.

(b) Entire Agreement. With the exception of any confidentiality, non-solicitation, non-competition and/or proprietary rights agreement with the Company to which Employee is or may become a party, this Agreement sets forth the parties’ final and entire agreement with respect to their respective subject matters and supersede any and all prior understandings and agreements.

(c) Binding Agreement. This Agreement shall be binding upon Employee and the Company and their respective successors, assigns, heirs, executors and beneficiaries; provided, however, that Employee acknowledges that his services are unique and personal and, accordingly, understands and agrees that she shall not be entitled to assign his rights or delegate his duties under this Agreement.

(d) Rules of Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(e) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid), or sent by registered or certified U.S. Mail (postage prepaid), or delivered by email, to the recipient at the address below indicated:

If to the Company, to:	Fresh Vine Wine, Inc.
11500 Wayzata Blvd. #1147
Minnetonka, MN 55305
Attention: Chair of the Board

If to Employee, to:	Employee’s address as shown in the records of the Company;

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given upon the earlier of (a) actual receipt, or (b)(i) one business day after the business day of deposit with a nationally recognized overnight courier service for next day delivery, freight prepaid, or (ii) three business days after deposit with the United States Post Office for delivery by registered or certified mail, postage prepaid.

(f) Waiver of Breach. Any waiver by either Party of compliance with any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such Party of a provision of this Agreement.

(g) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. For purposes of Section 409A, the phrase “termination of employment” (or other words to that effect), as used in this Agreement, shall be interpreted to mean “separation from service” as defined under Section 409A. To the maximum extent permitted under Section 409A, the cash severance and other benefits payable under this Agreement are intended to meet the requirements of the short-term deferral exemption under Section 409A and the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). For purposes of the application of Treas. Reg. § 1.409A-l(b)(4)(or any successor provision), each payment in a series of payments to Employee will be deemed a separate payment. To the extent any cash payment or continuing benefit payable upon Employee’s termination of employment is nonqualified deferred compensation subject to Section 409A, then, only to the extent required by Section 409A, such payment or continuing benefit shall not commence until the date which is six (6) months after the date of separation from service, and any previously scheduled payments shall be made in a lump sum (without interest) on that date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(h) Further Assurances. Each Party shall, without further consideration, execute such additional documents as may be reasonably required in order to carry out the purpose and intent of this Agreement.

(i) Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

(j) Arbitration. If the parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 11(j); (ii) during the 30-day period following the delivery of the notice described in this Section 11(j) above, the parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Minnesota in accordance with the then existing rules (the “Rules”) of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that the law applicable to any controversy shall be the laws of the state of Minnesota, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement, (1) discovery shall be allowed and governed by the Rules, and (2) the award or decision shall be rendered by a single arbitrator who shall be appointed by mutual agreement of the Company and Employee. In the event of failure of the parties subject to the dispute to agree within 30 days after the commencement of the arbitration proceeding upon the appointment of the single arbitrator, the single arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the completion of the selection of the single arbitrator, an award or decision shall be rendered within no more than 30 days. Failure of the arbitrator to meet the time limits of this subsection will not be a basis for challenging the award. The arbitrator will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator. The arbitrator may elect to award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction. Nothing in this Section 11(j) shall restrict enforcement by the Company of Employee’s obligations under Sections 7, 8 and 9 of this Agreement by specific enforcement, as contemplated by Section 11(m), in any court of competent jurisdiction.

(k) Choice of Law and Venue. The Company and Employee entered into this Agreement in the State of Minnesota. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Minnesota, exclusive of its conflict of law provisions. With respect to any controversy or claim arising out of this Agreement, the Company and Employee consent to the exclusive venue and jurisdiction in the District Court of Hennepin County, State of Minnesota and to service of process under Minnesota law in any action arising from the construction, interpretation, or enforcement of this Agreement. Notwithstanding the foregoing, so long as Employee primarily resides and works in the State of California, this Section 11(k) shall not (i) require Employee to adjudicate outside of the State of California a claim arising in the State of California; or (ii) deprive Employee of the substantive protection of California law with respect to a controversy arising in the State of California.

(l) Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 7, 8, 9 and 10 hereof, and any confidentiality, non-solicitation, non-competition and/or proprietary rights agreements with the Company to which Employee is or may become a party, will survive any termination or expiration of this Agreement or the termination of Employee’s employment for any reason whatsoever.

(m) Remedies. Employee acknowledges that a violation of Section 7, 8 and/or 9 of this Agreement may cause irreparable harm to the Company, and that a remedy at law for any such violation would be inadequate. Thus, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damage, the Company will have the right to enforce Sections 7, 8 and 9 of this Agreement by specific enforcement, which will include, among other things, temporary and permanent injunctions to stop or prevent the breach, threatened breach, or anticipated breach of this Agreement, it being the understanding of the parties that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies. All current and future subsidiaries and other affiliates of the Company are intended third party beneficiaries of the Company’s rights under this Agreement. The Company will also be entitled to recover from Employee its attorney’s fees and costs in any action for breach, anticipated breach, or threatened breach of this Agreement in which the Company substantially prevails.

(n) Employment Not Guaranteed. Neither this Agreement nor any action taken hereunder shall be deemed to give Employee the right to be retained as an employee of the Company except as otherwise expressly provided in this Agreement.

(o) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same agreement.

Signature page follows.

In Witness Whereof, the parties have executed the Employment Agreement effective as of the Effective Date written above.

THE COMPANY:

FRESH VINE WINE, INC.

By:	/s/ Michael Pruitt
Name:	Michael Pruitt
Title:	Non-Executive Chair of the Board of Directors

EMPLOYEE:

/s/ Roger Cockroft
Roger Cockroft

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